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                                                                   Exhibit 99.1


2000 FOURTH QUARTER REPORT

                                                            February 15, 2001
TO OUR SHAREHOLDERS:

Your Company delivered record earnings in a quarter when offshore construction activity was curtailed by a soft market and weather, including nine separate winter fronts that rolled through the Gulf of Mexico during December. Those same fronts also drove year-end natural gas prices to $10.00/mcf and accentuated the countercyclical strategy of our gas production company, Energy Resource Technology (ERT). Although service company margins have remained under severe pressure since the oil price collapse of 1998, the ERT "safety net" has provided CDI strong earnings and cash flow that have carried us through this challenging period. Pricing leverage has begun to shift from the producers to service companies, leading us to expect a period of rapidly escalating rates that will make the next couple of years good ones for offshore construction companies. Wall Street has rewarded Cal Dive shareholders for this performance and outlook by increasing the market valuation of CDIS 61% in 2000, following a 60% increase in 1999. The fourth quarter also saw a significant increase in the public float of CDIS following the two-for-one stock split effected in November.

FINANCIAL HIGHLIGHTS

We are extremely proud that 2000 earnings come within $800,000 of the all-time record set in 1998, despite one of the worst years ever experienced by the offshore construction industry.


                                                 FOURTH QUARTER                                    TWELVE MONTHS                   _
                                   ---------------------------------------       ----------------------------------------
                                       2000          1999       INCREASE             2000            1999        INCREASE
                                   ------------   -----------   --------         ------------    ------------    --------
REVENUES                           $51,297,000    $42,374,000       21%          $181,014,000    $160,954,000        12%
NET INCOME                           8,766,000      3,154,000      178%            23,326,000      16,899,000        38%
DILUTED EARNINGS PER SHARE                0.27           0.10      170%                  0.72            0.55        31%

* REVENUES: The 21% improvement over the same quarter a year-ago is particularly impressive, as last year we had two significant Deepwater projects (Diana and Cooper) underway. Strong commodity prices enabled ERT to generate the same 40% of consolidated revenues that the division has averaged this year.

* GROSS PROFIT: Contracting profitability was more than double the third quarter, increasing overall margins to 38% from 20% a year ago. ERT margins continued to run in the 50 to 60% range given existing levels of oil and natural gas prices.

* SG&A: $6.5 million was 13% of revenues in contrast to 10% in Q4 last year as strong performance for the quarter triggered incentive compensation. Last year, no bonuses were paid except to ERT employees.

* CASH POSITION: EBITDA of $65 million set a new CDI record at 36% of revenues, up from the 28% average of the past three years. Collection of income tax refunds in January pushed cash balances above $50 million as of the date of this report.

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OPERATIONAL HIGHLIGHTS

* CDI FLEET: Our decision to move two key assets (the Uncle John and Witch Queen) to Mexican waters during Q4 was a good one. Sea states were more stable in the Bay of Campeche and the day-rate jobs enabled our fleet of DP vessels to register the highest margins of the year. The Sea Sorceress finished a pipeline remediation job for Coastline/Enron before going into drydock in Mobile, Alabama, for the DP conversion. With both the Uncle John and the Witch Queen outside the Gulf and despite very poor weather conditions, the Cal Diver I showed its versatility on new construction work by successfully completing the pipeline tie-ins which enabled first flow of production from Shell Hickory.

* WELL OPERATIONS: Our new Q4000 and the Uncle John target a specific niche: well intervention and completion. During the past year we have organized a 15-person well operations group under the leadership of Andy Scott. Earl Broussard (from Cooper-Cameron) and Colin Johnston (Baker Hughes, Inteq) have joined Ian Collie as managers working with Alliance partners Schlumberger and FMC. This group recently completed a "world first" on a well intervention project for Conoco. The Uncle John served as a dynamically positioned work platform for this project in what would usually be classed as "jack-up water," i.e. 200 feet of water. The well abandonment, utilizing the Schlumberger Sen Tree III System as an open water riser system, marked the first time this type of intervention has been completed anywhere.

* BARGE OPERATIONS: Our weather-susceptible Cal Dive Barge I had limited activity during Q4, a period characterized by soft salvage and shallow water construction markets. Revenues for the fourth quarter and for the year were less than half of those generated in the comparable periods of 1999, which included our largest salvage job ever and considerable Horizon Alliance barge activity. On a brighter note, 71 platforms that had been scheduled for removal in 2000 have been deferred into the current year. We expect that this decommissioning work will occur at a time when OCS construction activity will also ramp up, causing a significant increase in 2001 salvage rates.

* ERT: The December weather and looming natural gas shortages resulted in an average realized price of $5.75/mcf, more than double the $2.25 realized in Q4 last year. Oil averaged $31.30 and represented 26% of Q4 production in contrast to $21 per barrel and 34% in the same period of last year. Production of 3.7 BCFe compares to the 4.2 BCFe average of the prior two quarters with the decrease due to a field taken out of service while a well was being drilled, and because of the decline curve of mature properties. The exploitation work at Vermilion 201 confirmed behind pipe oil reserves which were brought on line at the end of December and added roughly 2 BCF of reserves from a new location.

* AQUATICA: Revenues of our shallow water operation were up 25% over Q4 last year as these services support upstream drill rig activity. The dramatic increase in rates for utility and supply boats are also impacting what customers pay for the diving services we provide off similar vessels. After a long and distinguished career in the diving industry and having helped us integrate Aquatica into Cal Dive, Sonny Freeman has announced his retirement to spend more time with his family. We wish him all the best for the future. Steve Brazda replaces Sonny as President of Aquatica.

* FORECAST: The attached appendix contains our preliminary thoughts regarding the year 2001 in general and the first quarter specifically. The ranges of these forecasts fall pretty much in line with First Call estimates; i.e. diluted earnings per share of 18 to 22 cents in Q1 and 90 cents to $1.00 for the full year.


Respectfully submitted,

/s/ OWEN E. KRATZ              /s/ MARTIN R. FERRON       /s/ JAMES NELSON, JR.

Owen E. Kratz                     Martin R. Ferron        S. James Nelson, Jr.
Chairman                             President               Vice Chairman
Chief Executive Officer        Chief Operating Officer


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                                                                      APPENDIX



                 DISCLOSURE OF FIRST QUARTER AND 2001 ESTIMATES


This narrative sets forth current estimates of operating and financial data for the first quarter and year ending December 31, 2001. All of the assumptions upon which these estimates are based constitute FORWARD LOOKING STATEMENTS within the meaning of Section 27 A of the Securities Act of 1933, Section 21 E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Although we believe that these forward looking statements are based on reasonable assumptions, a number of factors could affect the future results of the Company or the offshore oilfield industry generally, and could cause actual results to differ materially from those estimated. Those factors are set forth in more detail in our filings with the Securities and Exchange Commission to which the reader is referred.

FIRST QUARTER0

      o VESSEL AVAILABILITY: The Cal Diver I will undergo a regulatory inspection during the quarter. The Merlin is cold-stacked in Morgan City and the Sea Sorceress is in Mobile, Alabama, undergoing DP conversion.

      o WEATHER CONDITIONS: Winter weather conditions in the Gulf of Mexico typically restrict vessel utilization in this quarter, particularly for salvage operations.

      o CONTRACTING REVENUES: Expected to be 70% to 80% of Q1 levels last year when a major project (The Cooper Deepwater field abandonment) accounted for 22% of the quarter's revenues.

      o NATURAL GAS PRICES: An average between $6.00 and $6.75 per mcf. Prices in the remaining two months of the quarter will fluctuate significantly depending upon weather temperatures and ending storage levels.

      o OIL PRICES: An average realized price of $27 to $29 per barrel. Oil will represent from 25 to 27% of ERT production volumes.

      o GAS & OIL PRODUCTION: 3.4 to 3.7 BCFe, a level generally consistent with Q4 2000.

      o MARGINS: Assumed commodity prices should enable consolidated margins similar to that of the fourth quarter of 2000. We expect an improvement in OCS contracting gross profit as rates have increased for these services and several of last year's construction projects were delayed by November and December weather.

      o  TAX RATE: 35%, consistent with prior quarters.

      o  SHARES OUTSTANDING: 33 million fully diluted shares.

      o EPS: Diluted earnings per share are projected in a range of 18 to 22 cents.

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Page 2

         YEAR 2001


      o CONSOLIDATED REVENUES: Range from $200 million to $215 million. The addition of the Q4000 and Sea Sorceress, together with a significant improvement in the operations of those vessels that work the OCS, are expected to increase contracting revenues by $30 million to $40 million over 2000 levels.

      o VESSEL UTILIZATION: An increase of approximately 20% with two new assets coming into service (the Q4000 and Sea Sorceress) and stronger demand for the CDI DSV's that work the OCS.

      o NATURAL GAS PRICES: We are assuming that realized prices will average between $4.50 and $5.00 per mcf for the full year, in contrast to $4.03 in 2000.

      o OIL PRICES: An average realized price of $25.00 per barrel, down from the $28.60 realized in 2000.

      o GAS AND OIL PRODUCTION: Assumed property acquisitions are expected to enable ERT to offset the steep decline of the mature properties in our portfolio and maintain production at a level basically consistent with the prior year.

      o MARGINS: 28% to 30%, a level consistent with 2000 and with our average during the years 1996 through 1998.

      o OVERHEAD: Our corporate goal is to keep selling and administrative expenses at or below 10% of revenues.

      o EBITDA: Expect that we will maintain last year's 36% margin, which will help fund up to $150 million of capital spending in 2001.

      o TAX RATE: A level of 35% is expected but could be adjusted depending upon Research and Development expenditures associated with the Q4000 for tax reporting purposes.

      o DEBT: May draw a total of only $80 million on MARAD ($40 million in 2001) versus the $138 million committed to fund completion of the Q4000. Our cash model forecasts only $80 million of debt outstanding at year-end 2001, or a debt-to-total-capitalization ratio of 19%.

      o  SHARES OUTSTANDING: 33 million fully diluted shares.

      o EPS: Diluted earnings per share are projected in a range of $0.90 to $1.00.